As filed with the Securities and Exchange Commission on April 22, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T-MOBILE US, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Address of principal executive offices, including zip code)

SPRINT CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

SPRINT CORPORATION 2007 OMNIBUS INCENTIVE PLAN

SPRINT CORPORATION 1997 LONG-TERM STOCK INCENTIVE PROGRAM

(Full title of the plan)

David A. Miller

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter

Julia A. Thompson

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.00001 par value per share	25,304,224	$89.35	$2,260,855,628.58	$293,459.07

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) registers the offer and sale of 7,043,843 shares of common stock, $0.00001 par value per share (“Common Stock”) of T-Mobile US, Inc. (“T-Mobile” or the “Company”) issuable to holders (current directors, officers, employees and consultants of the Company or its subsidiaries who were directors, officers, employees and consultants of Sprint Corporation (“Sprint”) or its subsidiaries at the time of the Merger (as defined below)) of certain stock options, time-based restricted stock units (“RSUs”) and performance-based RSUs under the Sprint Corporation 1997 Long-Term Stock Incentive Program (the “1997 Program”), the Sprint Corporation 2007 Omnibus Incentive Plan (the “2007 Plan”) and the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (as amended and restated, the “2015 Plan” and, together with the 2007 Plan and the 1997 Program, the “Sprint Plans”) prior to the effective time of the Merger, which awards were adjusted and assumed by the Company in connection with the Merger. In addition, this Registration Statement registers (a) 12,420,945 shares of Common Stock that remain available for issuance under the 2015 Plan and (b) 5,839,436 additional shares of Common Stock subject to awards granted under the 2015 Plan that may become available for issuance under the 2015 Plan if any awards under the 2015 Plan are forfeited, lapse unexercised or are settled in cash.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, the price per share is based on (i) the $55.56 weighted average exercise price of the outstanding options covering 536,069 shares of Common Stock granted under the 2015 Plan being registered hereby; (ii) the $57.64 weighted average exercise price of the outstanding options covering 1,095,934 shares of Common Stock granted under the 2007 Plan being registered hereby; and (iii) $91.58, which is the average of the high and low prices per share as reported on the NASDAQ Global Select Market on April 17, 2020.

EXPLANATORY NOTE

On April 1, 2020, T-Mobile completed its merger with Sprint pursuant to that certain Business Combination Agreement, dated as of April 29, 2018 (as amended, the “Business Combination Agreement”) by and among T-Mobile, Sprint and the other parties thereto in an all-stock transaction at a fixed exchange ratio (the “Exchange Ratio”) of 0.10256 shares of Common Stock for each share of Sprint common stock (the “Merger”). Pursuant to the Business Combination Agreement, upon the completion of the Merger, T-Mobile assumed the Sprint Plans. In addition, pursuant to the Business Combination Agreement, at the effective time of the Merger, each outstanding option to purchase Sprint common stock (other than under Sprint’s Employee Stock Purchase Plan), each award of time-based RSUs in respect of shares of Sprint common stock and each award of performance-based RSUs in respect of shares of Sprint common stock, in each case, that was outstanding as of immediately prior to the effective time was automatically adjusted by the Exchange Ratio and converted into an equity award of the same type covering shares of Common Stock, on the same terms and conditions (including, if applicable, any continuing vesting requirements (but excluding any performance-based vesting conditions)) under the applicable Sprint Plan and award agreement in effect immediately prior to the effective time (the “Assumed Awards”). Any accrued but unpaid dividend equivalents with respect to any such award of time-based RSUs or performance-based RSUs were assumed by T-Mobile at the effective time and became an obligation with respect to the applicable award of RSUs in respect of shares of Common Stock.

This Registration Statement has been filed to register the 7,043,843 shares of Common Stock issuable upon exercise or settlement of the Assumed Awards held by current directors, officers, employees and consultants of T-Mobile or its subsidiaries who were directors, officers, employees and consultants of Sprint or its subsidiaries immediately prior to the effective time of the Merger, as well as (a) 12,420,945 shares of Common Stock that remain available for issuance under the 2015 Plan and (b) 5,839,436 additional shares of Common Stock subject to awards granted under the 2015 Plan that may become available for issuance under the 2015 Plan if any awards under the 2015 Plan are forfeited, lapse unexercised or are settled in cash.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 6, 2020;

(b)

the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 21, 2020;

(c)

the Company’s Current Reports on Form 8-K filed with the Commission on February  11, 2020, February  19, 2020, February  20, 2020, March  12, 2020 (excluding Item 7.01 and any exhibits included with such Item), March  19, 2020, March  25, 2020, April 1, 2020 at 9:23 a.m. EDT (excluding Item 7.01 and any exhibits included with such Item), as amended by Amendment No.  1 to Current Report on Form 8-K/A filed on April  17, 2020, April 1, 2020 at 9:40 a.m. EDT (excluding Item 7.01 and any exhibits included with such Item except for the sections titled “Risk Factors” and “Recent Developments” in Exhibit 99.1), April 13, 2020, and April 16, 2020; and

(d)

the description of the Company’s Common Stock contained in the Registration Statement on Form S-4 (File No. 333-226435), filed with the Commission on July 30, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under section 102(b)(7) of the DGCL, a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (pertaining to unlawful payment of a dividend or an unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

T-Mobile’s certificate of incorporation provides that a director will not be liable to T-Mobile or its stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions described above.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

T-Mobile’s certificate of incorporation provides that T-Mobile will, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, manager, member, officer, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

To the extent that a director, manager, member, officer, employee or agent of T-Mobile has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous sentence, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the certificate of incorporation will be made by T-Mobile only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL. Such determination will be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the T-Mobile stockholders.

T-Mobile may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not T-Mobile would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document

4.1	Fifth Amended and Restated Certificate of Incorporation of T-Mobile (incorporated by reference to Exhibit 3.1 to T-Mobile’s Form 8-K filed on April 1, 2020).

4.2	Seventh Amended and Restated Bylaws of T-Mobile (incorporated by reference to Exhibit 3.2 to T-Mobile’s Form 8-K filed on April 1, 2020).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages hereof).

99.1	Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Sprint’s Quarterly Report on Form 10-Q (File No. 001-04721) filed on February 6, 2017).

99.2	Sprint Corporation 2007 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to Sprint’s Current Report on Form 8-K (File No. 001-04721) filed on September 20, 2013).

99.3	Sprint Corporation 1997 Long-Term Stock Incentive Program (incorporated by reference to Exhibit 99 to Sprint Corporation’s Registration Statement on Form S-8 (File No. 333-25449) filed on April 18, 1997.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on April 22, 2020.

T-MOBILE US, INC.

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints G. Michael Sievert and David A. Miller, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ G. Michael Sievert G. Michael Sievert	President and Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2020

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 22, 2020

/s/ Peter Osvaldik Peter Osvaldik	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	April 22, 2020

/s/ Timotheus Höttges Timotheus Höttges	Chairman of the Board	April 22, 2020

/s/ Marcelo Claure Marcelo Claure	Director	April 22, 2020

/s/ Srikant M. Datar Srikant M. Datar	Director	April 22, 2020

/s/ Ronald D. Fisher Ronald D. Fisher	Director	April 22, 2020

Signature	Title	Date

/s/ Srini Gopalan Srini Gopalan	Director	April 22, 2020

/s/ Lawrence H. Guffey Lawrence H. Guffey	Director	April 22, 2020

/s/ Christian P. Illek Christian P. Illek	Director	April 22, 2020

/s/ Stephen Kappes Stephen Kappes	Director	April 22, 2020

/s/ Raphael Kübler Raphael Kübler	Director	April 22, 2020

/s/ Thorsten Langheim Thorsten Langheim	Director	April 22, 2020

/s/ John J. Legere John J. Legere	Director	April 22, 2020

/s/ Teresa A. Taylor Teresa A. Taylor	Director	April 22, 2020

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Director	April 22, 2020